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                                                                    Exhibit 99.3
LOEWS CINEPLEX ENTERTAINMENT ANNOUNCES PRICING OF TENDER OFFER

August 3, 1998 8:56 AM EDT

NEW YORK, Aug. 3 /PRNewswire/ -- Plitt Theatres, Inc., which is a wholly owned subsidiary of Loews Cineplex Entertainment Corporation (NYSE: LCP, TSE: LCX), announced today that the Total Purchase Price and Tender Offer Yield under its at-the-market tender offer and consent solicitation relating to Plitt's 10-7/8% Senior Subordinated Notes due 2004 will be $1,092.61 per $1,000 principal amount of Notes and 5.915%, respectively, including a consent payment of 2% of the principal amount of Notes payable to holders who validly tendered Notes and delivered consents by 5:00 p.m., New York City time, on July 1, 1998, plus accrued and unpaid interest on the Notes up to, but not including, the date of payment of the purchase price for the Notes.

As of the close of business on July 31, 1998, holders of approximately 97% of the outstanding Notes had validly tendered their Notes in the at-the-market offer. The at-the-market offer expires 5:00 p.m., New York City time, on August 4, 1998, unless extended.

Loews Cineplex, formed by the May 1998 merger of Sony/Loews Theatres and the Cineplex Odeon Corporation, is one of the world's largest motion picture exhibition companies, with 2,900 screens in 465 locations primarily in major cities throughout the United States, Canada and Europe. Loews Cineplex's divisions include Loews Cineplex United States, Cineplex Odeon Canada, and Loews Cineplex International. Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon names. Additionally, the Company's partnerships operate theatres under the Magic Johnson Theatres, Star Theatres and Yelmo Cineplex names. SOURCE Loews Cineplex Entertainment Corporation.